UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) : November 5, 2020

FOUR CORNERS PROPERTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-37538	47-4456296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 Redwood Highway, Suite 3215, Mill Valley, California 94941
(Address of principal executive offices, including zip code)
(415) 965-8030
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.0001 par value per share	FCPT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2020, Four Corners Property Trust, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) elected Toni S. Steele, aged 60, and Liz Tennican, aged 52, as members of the Board, effective November 5, 2020. Ms. Steele and Ms. Tennican will serve as directors of the Board with a term expiring at the 2021 annual meeting of shareholders an until their successors have been duly elected and qualified. The Board has affirmatively determined that Ms. Steele and Ms. Tennican are both independent directors pursuant to the NYSE's listing standards. The Board has not yet determined Ms. Steele or Ms. Tennican's committee assignments.

Ms. Steele has extensive experience in the real estate, capital markets and asset management industries and since 2018 has served as Google’s Real Estate Portfolio Lead. From 2017 to 2018, Ms. Steele served as co-lead on the Netflix brokered purchase of the Albuquerque Studios while serving as Executive Vice President of Southern California Capital Markets at JLL. Prior to that, from 1995 to 2017, Ms. Steele spent over 22 years at Goldman Sachs serving various ventures and investments in the United States and abroad, including as Director for Italy Real Estate & Germany NPL Real Estate based in Europe, U.S. Vice President of Acquisitions & Asset Management and Western Region Asset Management Team Lead. Ms. Steele received a Master of Business Administration, summa cum laude, from the International University of Monaco and a Bachelor of Arts degree, magna cum laude, from Pepperdine University.

Ms. Tennican has held a wide variety of senior positions in the real estate and finance industries and since 2016 has served as a Partner at Carmel Partners, a vertically integrated investment manager focused on U.S. multifamily properties. At Carmel Partners, Ms. Tennican serves as Head of Investor Relations, Research and ESG, is a member of the Investment Committee and is Vice Chair of the Management Committee. From 2013 to 2016, Ms. Tennican was a Managing Director and Head of Investor Relations and Business Development for Watershed Asset Management, a credit-oriented hedge fund. From 2006 to 2013, Ms. Tennican was with Barclays Global Investors, which was acquired and became part of BlackRock, where she headed the Institutional Consultant Relations Group and then spent five years as Head of U.S. Institutional Sales for the iShares division. Prior to that, Ms. Tennican spent several years in the investment banking industry at Robertson Stephens, where she co-founded its capital markets desk. Ms. Tennican received both a Bachelor of Arts in economics and a Master of Business Administration from Stanford University.

Ms. Steele's and Ms. Tennican's compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to proration to reflect the commencement date of their service on the Board. The non-employee director compensation program is described under the caption “2019 Director Compensation” in the definitive proxy statement filed by the Company on April 24, 2020.

There are no arrangements or understandings between Ms. Steele and any other persons pursuant to which Ms. Steele was named a director of the Company. Ms. Steele has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

There are no arrangements or understandings between Ms. Tennican and any other persons pursuant to which Ms. Tennican was named a director of the Company. Ms. Tennican has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR CORNERS PROPERTY TRUST, INC.

By:	/s/ JAMES L. BRAT
James L. Brat Chief Transaction Officer, General Counsel and Secretary
Date: November 5, 2020